July 13, 2022

Alpine 4 Holdings, Inc.
2525 E Arizona Biltmore Circle, Suite C237
Phoenix, AZ 85016

Re: Alpine 4 Holdings, Inc., Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Alpine 4 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of (i) 14,492,754 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); and (ii) warrants (the “Warrants”) to purchase up to 14,492,754 shares of Class A Common Stock (the “Warrant Shares”) at an exercise price of $0.69 per share (the “Warrant Shares,” and collectively with the Shares and the Warrants, the “Securities”).

The Securities are being offered and sold by the Company pursuant to a Securities Purchase Agreement, dated July 11, 2022 (the “Purchase Agreement”). The Securities are being offered and sold pursuant to an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-252539) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 10, 2021, the statutory prospectus included in the Registration Statement, as amended (the “Base Prospectus”), and the prospectus supplement dated July 11, 2022 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined the Purchase Agreement, the Placement Agent Agreement (as defined under the Purchase Agreement), the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In addition, we have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our opinion letter, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the laws of the State of New York. We are generally familiar with the DGCL as currently in effect and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. For purposes of this opinion, “laws of the State of New York” means and is limited to present published statutes of the State of New York, the administrative rules and regulations of agencies of the State of New York as contained in the present published Official Compilation of Codes, Rules and Regulations of the State of New York, and the present published decisions of the courts of the State of New York that in each instance are normally applicable to transactions of the type contemplated by the Prospectus Supplement. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1. The Shares and Warrants have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares and Warrants will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

3. The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

                KIRTON MCCONKIE, PC

                     /s/ KIRTON MCCONKIE, PC